Exhibit 99.1

FOR IMMEDIATE RELEASE: GENCOR RELEASES FISCAL 2003 ANNUAL RESULTS

December 29, 2003- Gencor Industries, Inc., announced a Net loss of ($275) or ($.04) per share for the quarter ended September 30, 2003 compared to Income from continuing operations of $476 in 2002 or $.05 per share. Net income for the year ended September 30, 2003, was $7,260 or $.82 per share on a diluted basis compared to $2,070 or $.23 per share on a diluted basis for 2002. Income for the first three quarters and the year 2003 included cash distributions of $13,428 from synthetic fuel investees. We received $1,526 in fiscal 2002 from these synthetic fuel investments. The synthetic fuel partnerships producing the tax credits and distributions are currently undergoing an IRS audit. Future benefits from these investments depend on whether the production from these plants will continue to qualify for tax credits under Section 29 of the Internal Revenue Code and the ability to economically produce and market synthetic fuel produced by the plants.

E.J. Elliott, Gencor’s Chairman, stated, “Our core business has stabilized with the consolidation of one of our foreign operations into the Orlando operation in 2003, and should improve with the favorable overall economy.”

Gencor Industries is a diversified heavy machinery manufacturer for the production of highway construction materials, synthetic fuels and environmental control machinery and equipment used in a variety of applications.

This press release may contain forward-looking statements, including but not limited to, statements regarding the future prospects of the Company and its stock. Such statements are subject to numerous risks and uncertainties, in addition to those discussed above, including but not limited to the continuing strength of the Company’s financial condition, and the Company’s ability to continue to generate positive operating results. Further, there are risks and uncertainties associated with the Company’s business and its industry generally, some of which are beyond the Company’s control and which include but are not limited to, income from synthetic fuel tax credits, the health of the construction equipment market, global stability, our nation’s mobilization efforts, changes in domestic and international economic conditions, government regulation, political uncertainty in international markets, cyclical demand for the Company’s products, availability and cost of raw materials, changes in the competitive environment, and other factors from time to time contained in the Company’s reports filed with the SEC.